Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Altavoz Entertainment, Inc. and subsidiary
Rockville, Maryland

We consent to the incorporation to our Independent Registered Public Accounting Firm Report dated October 12, 2017, on our audit of the financial statements of Altavoz Entertainment, Inc. and subsidiary as of December 31, 2016 and 2015 and for the years then ended, to be incorporated by reference in the Form S-1 to be filed with the Commission on or about December 19, 2017.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants
Dallas, Texas
December 19, 2017

Turner, Stone & Company, L.L.P.
Accountants and Consultants

12700 Park Central Drive, Suite 1400
Dallas, Texas 75251
Telephone: 972-239-1660 / Facsimile: 972-239-1665
Toll Free: 877-853-4195
Web site: turnerstone.com